UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): February 1, 2006

ITT EDUCATIONAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana	46032-1404

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Item 8.01.	Other Events.

Rene R. Champagne, Chairman and Chief Executive Officer of ITT Educational Services, Inc. (“ESI”), advised ESI that he entered into a plan (the “Plan”) with a broker that is designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and ESI’s insider trading policy.  Rule 10b5-1 permits directors, officers and other individuals to establish pre-arranged written plans to buy or sell company securities, if those individuals are not aware of material, non-public information at the time the plans are adopted.  Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

Mr. Champagne entered into the Plan on February 1, 2006, during ESI’s open trading window and at a time when he represented to ESI that he was not aware of material, non-public information about ESI.  The Plan provides for the systematic exercise of stock options to purchase, and subsequent sale of, up to 225,000 shares of ESI’s common stock.  The Plan provides for sales of specified share amounts at specified market prices, subject to certain limitations. Stock option exercises and sales pursuant to the Plan may begin on March 1, 2006 and will terminate on December 29, 2006, unless otherwise terminated earlier in accordance with the terms of the Plan. Mr. Champagne will have no control over the timing of his stock option exercises and stock sales under the Plan, and there can be no assurance that any or all of the shares covered by the Plan actually will be sold.  Any transactions under the Plan will be reported through individual Form 144 and Form 4 filings with the Securities and Exchange Commission.

Mr. Champagne currently beneficially owns 101,188 shares directly, 10,846 shares under the ESI 401(k) Plan and 1,119,000 shares subject to presently exercisable options.

By filing this Current Report on Form 8-K, ESI does not undertake any obligation to report the establishment of future Rule 10b5-1 plans by Mr. Champagne or other directors or officers of ESI, or to report modifications, terminations, transactions or other activities under such plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2006

ITT Educational Services, Inc.

By:	/s/ Clark D. Elwood
Name: Clark D. Elwood
Title: Senior Vice President,

General Counsel and Secretary

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